Exhibit (a)(5)

Goldman, Sachs & Co. oHG . MesseTurm . Friedrich-Ebert-Anlage 49 . D-60308 Frankfurt am Main

Tel: (069) 7532 1000 . Fax: (069) 7532-2800

PERSONAL AND CONFIDENTIAL

February 3, 2004

Management Board

Celanese AG
Corporate Center
Frankfurter Strasse 111
61476 Kronberg im Taunus

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders, other than Kuwait Petroleum Corporation, which we understand owns 29.2% of the outstanding Celanese Shares (as defined below) and as to which we express no opinion, of the registered ordinary shares with no par value (auf den Namen lautende Stückaktien ohne Nennbetrag) (the “Celanese Shares”) of Celanese AG (the “Company”), a stock corporation (Aktiengesellschaft, AG) organized and existing under the laws of the Federal Republic of Germany, of the €32.50 per Share in cash, without interest, proposed to be paid to such holders by BCP Crystal Acquisition GmbH & Co. KG (the “Bidder”), an acquisition entity indirectly owned by funds advised by The Blackstone Group L.P. (The Blackstone Group L.P. and funds advised by them, together “Blackstone”) in the Tender Offer (as defined below). Pursuant to the voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) for all of the Celanese Shares published in the offer document of the Bidder on February 2, 2004 and filed with the United States Securities and Exchange Commission under Schedule TO, the Bidder will pay upon successful completion €32.50 per Share in cash, without interest, for each Share accepted (the “Tender Offer”).

Goldman, Sachs & Co. oHG and its affiliates (“Goldman Sachs”), as part of their investment banking business, are continually engaged in performing financial analyses and valuations with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Tender Offer. We expect to receive fees for our services in connection with the Tender Offer, all of which fees are contingent upon consummation of the Tender Offer, and the Company has agreed to indemnify us against certain liabilities arising out of our engagement. In addition, we have provided, and are currently providing, certain investment banking and other services to the Company from time to time, including, among others, having acted as underwriter in two municipal bond offerings for CNA Holdings Inc., an indirect wholly owned subsidiary of Celanese AG, in April 2002 and currently acting as U.S. commercial paper dealer for Celanese Americas Corp. In addition, Kendrick R. Wilson III, a Managing Director of Goldman, Sachs & Co., is a member of the Supervisory Board of the Company. Goldman Sachs also has provided from time to time, and is currently providing, certain investment banking services to Blackstone, including, among others, having acted as financial advisor to a consortium of entities including Blackstone in connection with the consortium’s acquisition of Houghton Mifflin Inc. in December 2002 and having participated in certain related acquisition financings; having acted as

Sitz: Frankfurt am Main, Amtsgericht Frankfurt HRA 27068

underwriter in the initial public offering in April 2002, the follow-on offering in January 2003 and the high-yield bond offering in January 2003 for Blackstone’s portfolio company Premcor Inc.; having acted as financial advisor to and co-investor in a consortium of entities including Blackstone in connection with the consortium’s acquisition of Ondeo Nalco in November 2003 and having participated in certain related acquisition financings; having acted as joint bookrunning manager in the initial public offering for Blackstone’s portfolio company Aspen Insurance Holdings Limited in December 2003; currently acting as underwriter in the initial public offering of Blackstone’s portfolio company TRW Automotive Holdings Corp.; and currently acting as financial advisor on the pending divestiture of the railroad and related holdings of Blackstone’s portfolio company Great Lakes Transportation LLC. Goldman Sachs also may provide investment banking services to the Company and to Blackstone in the future. In connection with the above-described investment banking and other services we have received, and may receive, compensation. In addition, Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman Sachs may actively trade the debt and equity securities (or related derivative securities) of the Company and affiliates of Blackstone for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. As of the date hereof, Goldman Sachs’ Private Equity Group, which is a part of its Investment Management Division, is a minority limited partnership participant in Blackstone Capital Partners III Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners III L.P.

In connection with this opinion, we have reviewed, among other things, the Bidder’s offer document published pursuant to §14(3) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) on February 2, 2004 (the “Offer Document”) and the Bidder’s Schedule TO filed with the United States Securities and Exchange Commission on February 2, 2004, in each case, in connection with the Tender Offer; annual reports to shareholders and Annual Reports on Form 20-F of the Company for the four years ended December 31, 2002; the demerger report of Hoechst AG and the Company, dated June 1999; the Company’s Registration Statement on Form F-1, including the Prospectus contained therein dated October 25, 1999; certain interim reports to shareholders of the Company, including the latest interim report for the period of January 1, 2003 to September 30, 2003; certain other communications from the Company to its shareholders; certain internal financial analyses and forecasts for the Company, including but not limited to, (i) the draft selected financial information for the year ended December 31, 2003, dated January 24, 2004, and (ii) the long-term financial forecasts, dated December 6, 2002, prepared by the Company’s management for the years ended December 31, 2003 through 2007, which have been superseded by (x) the medium-term financial forecasts prepared by the Company’s management for the years ended December 31, 2003 through 2005 (which have been updated regularly, most recently as of November 28, 2003), and (y) the long-term financial forecasts for the years ended December 31, 2006 through 2008 which have been approved by the management of the Company for use in connection with this opinion ((x) in its current version and (y) together, the “Celanese Forecasts”); Blackstone’s financial projections for the Company, dated September 10, 2003 and December 7, 2003; and certain reports and financial forecasts for the Company published by equity research analysts. We also have held various discussions with members of the senior management of the Company regarding their assessment of the Company’s past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Celanese Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the chemicals industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the Celanese Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative, off-balance-sheet, goodwill, pension or environmental assets or liabilities) of the Company or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. We also note that, at the request of the Management Board of the Company, the financing structure of the Bidder and Blackstone includes a pre-funding, upon consummation of the Tender Offer, of $462.5 million of existing pension obligations of the Company and certain of its subsidiaries, as to which we express no opinion. We also note that the Offer Document states that certain management shareholders may be designated to participate in a management incentive program Blackstone and the Bidder may implement if and when they have acquired full ownership of Celanese AG, as to which we express no opinion.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Management Board of the Company in connection with its consideration of the Tender Offer and such opinion does not constitute a recommendation as to whether or not any holder of Celanese Shares should tender such Celanese Shares in connection with the Tender Offer. This opinion is not and should not be considered a valuation opinion (Wertgutachten) as typically rendered by qualified auditors based on the requirements of German corporate law, and an expression of fairness from a financial point of view differs in a number of important respects from a valuation performed by such an auditor and from accounting valuations generally. Furthermore, we express no view as to whether the terms of the Tender Offer comply with the requirements of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz).

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the €32.50 per Share in cash, without interest, to be received by the holders of Celanese Shares in the Tender Offer is fair from a financial point of view to such holders, other than Kuwait Petroleum Corporation, as to which we express no opinion.

Very truly yours,